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                                                                    EXHIBIT 10.2

[LOGO OF BANK OF AMERICA]

                                                         Business Loan Agreement
                                                     (Receivables and Inventory)

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This Agreement dated as of October 4, 1996 is between Bank of America Nevada
(the "Bank") and Agribiotech, Inc., a Nevada corporation ("AI"), Scott Seed Company, a Nevada corporation ("SSC"), Seed Resource, Inc., a Nevada corporation ("SRI"), Halsey Seed Company, a Nevada corporation ("HSC"), Seed Mart, Inc., a Nevada corporation ("SMI"), Arnold-Thomas Seed Service, Inc., a Nevada corporation ("ATSSI"), Clark Seeds, Inc., an Idaho corporation ("CSI"), Germain's Seeds, Inc., a Nevada corporation ("GSI") and W-L Research, Inc., a Nevada corporation ("WLR"); ("AI", "SSC", "SRI", "HSC", "SMI", "ATSSI", "CSI", "GSI", and "WLR" are sometimes referred to collectively as the "Borrowers" and individually as the "Borrower.")

1.   DEFINITIONS   In addition to the terms which are defined elsewhere in this
Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1  "Borrowing Base" means the lesser of:

(a)  Fifteen Million and No/100 Dollars; or

(b)  the sum of:

          (i) 70% of the balance due on Acceptable Receivables; and

          (ii) 50% of the value of Acceptable Inventory.

It is provided, however, the aggregate amount under subparagraph 1.1 (b) (ii) above, may not exceed (i) 50% of the Borrowing Base between March 31 and July 31 of any calendar year; and (ii) 70% of the Borrowing Base between August 31 and February 28 of the succeeding calendar year.

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost, (ii) the Borrower's estimated market value, or (iii) the Bank's independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems appropriate. Furthermore, the value of Acceptable Inventory shall be reduced by any amounts the Borrower owes to growers of agricultural products that the Borrower has purchased for processing or for use in producing the Borrower's inventory.

1.2 "Acceptable Receivable" means an account receivable which satisfies the following requirements:

(a) The account has resulted from the sale of goods or the performance of services by any Borrower in the ordinary course of such Borrower's business.

(b) There are no conditions which must be satisfied before the Borrowers are entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims against the Borrowers.

(d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

(e) the Borrowers have sent an invoice to the debtor in the amount of the account.

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(f)  The account is owned by the Borrowers free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(g)  The debtor upon the account is not any of the following:

      (i) an employee, affiliate, parent or subsidiary of any Borrower, or an entity which has common officers or directors with any Borrower.

     (ii) the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation and the Borrowers comply with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation (unless otherwise approved by Bank and such account is supported by a letter of credit or other credit enhancement acceptable to Bank).

    (iii) any state, county, city, town or municipality.

     (iv) any person or entity located in a foreign country (unless otherwise approved by Bank and such account is supported by a letter of credit or other credit enhancement acceptable to Bank).

     (v) any person or entity to whom any Borrower is obligated for goods purchased by such Borrower or for services performed for such Borrower.

(h) The account is not in default. An account will be considered in default if any of the following occur:

      (i) The account is not paid within the 30 day period starting on its due date, provided, however, that the due date will not be later than sixty (60) days from the invoice date;

     (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

    (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors;

(i) The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

(j) The account does not arise from the sale of goods which remain in any Borrower's possession or under any Borrower's control.

(k) The account does not arise from the sale of minerals (including oil and gas) at the wellhead or minehead;

(l)  The account is not evidenced by a promissory note or chattel paper.

(m)  The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10% of the total amount of the Borrowers Acceptable Receivables at that time.

1.3 "Acceptable Inventory" means inventory that satisfies the following requirements:

(a) The inventory is owned by the Borrowers free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(b) The inventory is permanently located at locations which the Borrowers have disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a

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     warehouse receipt) that document must be delivered to the Bank. Inventory which is in transit is not acceptable unless it is covered by a commercial letter of credit issued by the Bank and the seller of the inventory is required to present shipping or title documents to the Bank as a condition to obtaining payment.

(c) The inventory is held for sale or use in the ordinary course of the Borrowers business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving or which has been returned by the buyer, is not acceptable. Display items, work-in-process and packing and shipping materials are not acceptable.

(d) Consigned inventory which is under One Million and No/100 ($1,000,000.00) in the aggregate and further limited to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) of consigned inventory per location.

(e)  The inventory is otherwise acceptable to the Bank.

1.4 "Credit Limit" means the amount of Fifteen Million and No/100 Dollars ($15,000,000.00).


2.   LINE OF CREDIT AMOUNT AND TERMS

2.1  Line of Credit Amount.
(a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base.

(b) This is a revolving line of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

(c) The Borrowers agree not to permit the outstanding principal balance of the line of credit exceed the Commitment. If the Borrowers exceed this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrowers under this Paragraph to the obligations of the Borrowers to the Bank in the order and the manner as the Bank, in its discretion, may determine.

2.2  Availability Period.   The line of credit is available between the date of
this Agreement and November 30, 1997 (the "Expiration Date") unless any Borrower is in default.

2.3  Conditions to Each Extension of Credit.   Before each extension of credit
under the line of credit, including the first, the Borrowers will deliver the following to the Bank if requested by the Bank:

(a) a borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based;

(b) copies of the invoices or the record of invoices from each Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder; and

(c) copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.



2.4  Interest Rate.
(a)  The interest rate is the Reference Rate plus 1.25 percentage points.

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(b)  The Reference Rate is the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association ("BofA California") as its "reference rate". The Reference Rate is set by BofA California based on various factors, including BofA California's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank and BofA California may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate will take effect at the opening of business on the day specified in the public announcement of a change in BofA California's Reference Rate.

2.5  Repayment Terms.
(a) The Borrowers will pay interest on October 31, 1996 and on the last day of each month thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.

(c)  The Borrower may prepay the loan in full or in part at any time.


3.   FEES AND EXPENSES.

3.1  Fees.

(a)  Loan Fee.   The Borrowers agree to pay an annual loan fee in the amount of
     Twenty Five Thousand and No/100 Dollars ($25,000.00).

(b)  Documentation Fee.   The Borrowers agree to pay a One Thousand Five Hundred
     and No/100 Dollars ($1,500.00) fee due and payable at loan closing.

(c) Unused Commitment Fee. The Borrowers agree to pay a fee on any difference between the Credit Limit amount and the amount of credit it actually uses, determined by the weighted average loan balance maintained during the
     specified period.   The fee will be calculated at 0.50% per year.

     This fee is due as of the last day of each quarter until the expiration of the availability period, and is payable upon billing by Bank.

3.2  Expenses.   The Borrowers agree to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, survey fees and documentation fees.

3.3  Reimbursement Costs.
(a) The Borrowers agree to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(b) The Borrowers agree to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers.


4.   COLLATERAL

4.1  Personal Property.   The Borrowers' obligations to the Bank under this
Agreement will be secured by personal property the Borrowers now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrowers.

In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers have otherwise agreed in writing). All personal property collateral

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securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure this Agreement.

(a)  Machinery, equipment and furniture.

(b)  Inventory.

(c)  Receivables.

(d)  General Intangibles.


5.   DISBURSEMENTS, PAYMENTS AND COSTS

5.1  Requests for Credit.   Each request for an extension of credit will be made
in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

5.2  Disbursements and Payments   Each disbursement by the Bank and each payment
by the Borrowers will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

5.3  Telephone and Telefax Authorization.
(a) The Bank may honor telephone or telefax instructions for advances or repayments given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from AI's account number 851001305, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrowers.

(c) The Borrowers indemnify and excuse the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by a signer of this Agreement or a person authorized by a signer. This indemnity and excuse will survive this Agreement's termination.

5.4  Direct Debit.
(a) The Borrowers agree that interest and any fees will be deducted automatically on the due date from AI's account number 851001305, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrowers (the "Designated Account").

(b) The Bank will debit the account on the dates the payments become due. If a due date does not fall on a banking day, the Bank will debit the account on the first banking day following the due date.

(c) The Borrowers will maintain sufficient funds in the account on the dates the Bank enters debits authorized by this Agreement. If there are insufficient funds in the account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

5.5 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Nevada. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

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5.6  Taxes.   The Borrowers will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes or charges on any payments made by the Borrowers, the Borrowers will pay the taxes or charges and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrowers will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrowers will not pay the Bank's net income taxes.

5.7  Additional Costs.   The Borrowers will pay the Bank, on demand, for the
Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)  any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

5.8  Interest Calculation.   Except as otherwise stated in this Agreement, all
interest and fees, if any, will be computed on the basis of a 360 day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

5.9  Interest on Late Payments.   In the event any payment required hereunder is
received by the Bank fifteen (15) days after its due date, a late charge of five percent (5.00%) of each overdue payment may be charged for the purpose of defraying the expenses incident to handling said delinquent payments and as an inducement to Borrowers to make timely payment. Acceptance of a scheduled payment fifteen (15) days after its due date shall not waive any appropriate late charge, nor shall it constitute a waiver of any event of default.

5.10 Default Rate.   Upon the occurrence and during the continuation of any
default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

5.11 Overdrafts.   At the Bank's sole option in each instance, the Bank may do one of the following:

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of any Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of any Borrower with the Bank.

This paragraph shall not be deemed to authorize any Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

5.12 Payments in Kind.   The proceeds of collections of the Borrowers' accounts
receivable, when received by the Bank in kind, shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrowers.


6.   CONDITIONS   The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrowers under this Agreement:

6.1 Balance Sheet. An opening balance sheet reflecting the proposed asset acquisition of WLR and GSI.

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6.2  Authorizations.   Evidence that the execution, delivery and performance by
each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.3  Governing Documents.  A copy of each Borrower's articles of incorporation.

6.4  Security Agreements.   Signed original security agreements, assignments,
financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

6.5  Evidence of Priority.   Evidence that security interests and liens in favor
of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

6.6  Insurance.   Evidence of insurance coverage, as required in the "Covenants"
section of this Agreement.

6.7  Legal Opinion.   A written opinion from the Borrowers' legal counsel,
covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

6.8  Good Standing.   Certificates of good standing for each Borrower from its
state of incorporation and from any other state in which such Borrower is required to qualify to conduct its business.

6.9 Payment of Fees. Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled "Reimbursement Costs".

6.10 Appraisals.   Appraisals prepared by appraisers acceptable to the Bank with respect to the liquidation value of the Borrowers' inventory.

6.11 Other Items.   Any other items that the Bank reasonably requires.


7.   REPRESENTATIONS AND WARRANTIES   When the Borrowers sign this Agreement,
and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

7.1  Organization of Borrower.   Each Borrower is a corporation duly formed and
existing under the laws of the state where organized.

7.2  Authorization.   This Agreement, and any instrument or agreement required
hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3  Enforceable Agreement.   This Agreement, and each other agreement or
document executed and delivered to the Bank in connection with this Agreement, is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4  Good Standing.   In each state in which each Borrower does business, it is
properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5  No Conflicts.   This Agreement does not conflict with any law, agreement,
or obligation by which any Borrower is bound.

7.6  Financial Information.   All financial and other information that has been
or will be supplied to the Bank is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrowers' financial condition.

(b)  in form and content required by the Bank.

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(c)  in compliance with all government regulations that apply.

7.7  Lawsuits.   There is no lawsuit, tax claim or other dispute pending or threatened against any Borrower, which, if lost, would impair the Borrowers' or any Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

7.8  Collateral.   All collateral required in this Agreement is owned by the
grantor of the security interest free of any title defects or any liens or interests of others.

7.9  Permits, Franchises.   Each Borrower possesses all permits, memberships,
franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged without conflict of the rights of others.

7.10 Other Obligations.   No Borrower is in default on any obligation for
borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

7.11 Income Tax Returns.   No Borrower has any knowledge of any pending
assessments or adjustments of its income tax for any year.

7.12 No Event of Default.   There is no event which is, or with notice or lapse
of time or both would be, a default under this Agreement.

7.13 Merchantable Inventory.   All inventory which is included in the Borrowing
Base is of good and merchantable quality and free from defects.

7.14 ERISA Plans.
(a) Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by any Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
     Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)  The following terms have the meanings indicated for purposes of this
     Agreement:

      (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

    (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

     (iv) "Plan" means any employee pension benefit plan maintained or contributed to by any Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

7.15 Location of Borrower.   Each Borrower's place of business (or, if any
Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrowers' signature on this Agreement.

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

8. COVENANTS The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1  Use of Proceeds.   To use the proceeds of the credit only for working
capital purposes.

8.2  Financial Information.   To provide the following financial information and
statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days after AI's fiscal year end; (i) AI's annual consolidated financial statements. These financial statements must be audited by a Certified Public Accountant ("CPA") acceptable to the Bank, and (ii) AI's annual consolidating financial statements. These financial statements may be Borrower prepared. In addition, AI's Form 10-K is required within 15 days of filing.

(b) Within 30 days of the period's end, each Borrowers' monthly financial statements. These financial statements may be Borrower prepared.

(c) Within 45 days of the period's end, AI's quarterly financial statements. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated and consolidating basis. In addition, AI's Form 10-Q is required within 15 days of filing.

(d) Within the periods provided in (a) and (c) above, a compliance certificate of AI signed by an authorized financial officer of such Borrower setting forth (i) the information and computations (in sufficient detail) to establish that such Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action such Borrower is taking and proposes to take with respect thereto.

(e) A borrowing certificate from AI setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory within twenty (20) days of each month.

(f) Statements showing an aging and reconciliation of AI's receivables within thirty (30) days after the end of each month.

(g) A statement from AI showing an aging of accounts payable within thirty (30) days after the end of each month.

(h) If the Bank requires the Borrowers to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrowers, a schedule of the amounts so collected and delivered to the Bank.

(i) An inventory listing from AI within thirty (30) days after the end of each quarter; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require.

(j) When requested by the Bank, a listing of the names and addresses of all debtors obligated upon AI's accounts receivable.

(k) Promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers and as to each guarantor of the Borrowers' obligations to the Bank as the Bank may request.

(l) If an acquisition is acceptable under Paragraph 8.20 (f) of this Agreement then AI shall provide a recast of its' projections along with a three year forecast, which must be approved by the Bank, prior to the completion of the acquisition.

8.3  Tangible Net Worth.   To maintain on a consolidated basis tangible net
worth equal to at least the amounts indicated for each period specified below:

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

               Period                  Amount
               ------                  ------

               Post Closing            $19,500,000.00
               September 30, 1996      $19,500,000.00
               December 31, 1996       $19,500,000.00
               March 31, 1997          $22,000,000.00
               June 30, 1997           $22,000,000.00

"Tangible net worth" means the gross book value of the Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles and monies due from affiliates, officers, directors or shareholders of the Borrowers) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

8.4  Total Liabilities to Tangible Net Worth Ratio.   To maintain on a
consolidated basis a ratio of Total Liabilities to Tangible Net Worth not exceeding the ratios indicated for the periods specified below:


               Period                  Ratio
               ------                  -----

               Post Closing            1.00:1.00
               September 30, 1996      1.00:1.00
               December 31, 1996       1.25:1.00
               March 31, 1997          1.25:1.00
               June 30, 1997           1.00:1.00

"Total Liabilities" means the sum of current liabilities plus long term liabilities.

8.5  Working Capital.   To maintain on a consolidated basis current assets in
excess of current liabilities by at least the amounts indicated for each period specified below:

               Period               Amount
               ------               ------

               Post Closing         $ 8,000,000.00
               September 30, 1996   $ 8,000,000.00
               December 31, 1996    $ 8,000,000.00
               March 31, 1997       $10,000,000.00
               June 30, 1997        $10,000,000.00

8.6 Adjusted EBITDA Debt Coverage Ratio. To maintain on a consolidated basis an Adjusted EBITDA Debt Coverage Ratio of at least 1.70:1.00.

"Adjusted EBITDA Debt Coverage Ratio" means the ratio of Adjusted EBITDA to the sum of total interest expense, rent expense and the current portion of long-term debt. "Adjusted EBITDA" means the sum of net income before interest expense, taxes, depreciation and amortization and rent expense.

This ratio will be calculated at the three quarter period ending March 31, 1997 and at the fiscal year ending June 30, 1997. The current portion of long term debt will be measured as of the last day of the test period.

8.7  Other Debts.   Not to have outstanding or incur any direct or contingent
debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)  Endorsing negotiable instruments received in the usual course of business.

(c)  Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit in existence on the date of this Agreement disclosed in writing to the Bank.

(e) Additional debts for business purposes which do not exceed a total principal amount of Two Million and No/100 Dollars ($2,000,000.00) outstanding at any one time.

8.8  Other Liens.   Not to create, assume, or allow any security interest or
lien (including judicial liens) on property any Borrower now or later owns, except:

(a)  Deeds of trust and security agreements in favor of the Bank.

(b)  Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in personal property acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed One Million and No/100 Dollars ($1,000,000.00) at any one time.

8.9  Dividends.   Not to declare or pay any dividends on any of its shares, and not to purchase, redeem or otherwise acquire for value any of its shares, or create any sinking fund in relation thereto.

8.10 Loans to Officers.   Not to make any loans, advances or other extensions of
credit to any Borrower's executives, officers, or directors or shareholders (or any relatives of any of the foregoing).

8.11 Notices to Bank.   To promptly notify the Bank in writing of:
(a) any lawsuit over One Hundred Thousand and No/100 Dollars ($100,000.00) against any one or more Borrowers.

(b)  any substantial dispute between any Borrower and any government authority.

(c)  any failure to comply with this Agreement.

(d) any material adverse change in any Borrower's financial condition or operations.

(e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

8.12 Books and Records.   To maintain adequate books and records.

8.13 Audits.   To allow the Bank and its agents to inspect the Borrowers'
properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

8.14 Compliance with Laws.   To comply with the laws, (including any fictitious
name statute), regulations, and orders of any government body with authority over each Borrower's business.

8.15 Preservation of Rights.   To maintain and preserve all rights, privileges,
and franchises each Borrower now has.

8.16 Maintenance of Properties.   To make any repairs, renewals, or replacements
to keep each Borrower's properties in good working condition.

8.17 Perfection of Liens.   To help the Bank perfect and protect its security
interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.18 Cooperation.   To take any action requested by the Bank to carry out the
intent of this Agreement.

8.19 Insurance.
(a)  Insurance Covering Collateral.   To maintain all risk property damage
     insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b)  General Business Insurance.   To maintain insurance satisfactory to the
     Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrowers' properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrowers' business.

(c) Evidence of Insurance. Upon the request of the Bank, deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.20 Additional Negative Covenants.   Not to, without the Bank's written
consent:

(a) engage in any business activities substantially different from the Borrowers' or any Borrower's present business.

(b)  liquidate or dissolve the Borrowers' business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets except in the ordinary course of the Borrower's business.

(e) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(f) enter into any future acquisition of a business or its assets with a purchase price in excess of One Million and No/100 Dollars ($1,000,000.00).

(g)  enter into any future seller financing.

8.21 ERISA Plans.   To give prompt written notice to the Bank of:
(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by any Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

8.22 Consignments.   Prior to placement of any inventory on consignment with any person ("Consignee"):
(a) To provide the Bank with all consignment agreements and other documents to be used in connection with such consignment, all of which must be acceptable to the Bank;

(b) To file appropriate financing statements with respect to the consigned inventory showing the Consignee as debtor, the Borrower as secured party, and the Bank as assignee of secured party;

(c) To file appropriate financing statements with respect to the consigned inventory showing the Borrower as debtor and the Bank as secured party;

(d) After all financing statements referred to above have been filed, to conduct a search of all filings made against the Consignee in all jurisdictions in which the consigned inventory is to be located, and deliver to the Bank copies of the results of all such searches;

(e) To notify, in writing, all creditors of the Consignee which are or may be holders of security interests in the inventory to be consigned that the Borrower expects to deliver certain inventory to the Consignee, all of which inventory shall be described in such notice by item or type.


9.   HAZARDOUS WASTE INDEMNIFICATION   The Borrowers will indemnify and hold
harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrowers' or any Borrower's property or operations or property leased to the Borrowers or any Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrowers' obligations to the Bank.


10.  DEFAULT   If any of the following events occur, the Bank may do one or more of the following: declare the Borrowers in default, terminate this Agreement, stop making any additional credit available to the Borrowers, and require the Borrowers to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1 Failure to Pay.   Any Borrower fails to make a payment under this Agreement
when due.

10.2 Lien Priority.   The Bank fails to have an enforceable first lien (except
for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the extensions of credit under this Agreement.

10.3 False Information.   Any Borrower has given the Bank false or misleading
information or representations.

10.4 Death.   Any principal officer or majority stockholder dies of any Borrower dies.

10.5 Bankruptcy.   Any Borrower files a bankruptcy petition, a bankruptcy
petition is filed against any Borrower, or any Borrower makes a general assignment for the benefit of creditors.

10.6 Receivers.   A receiver or similar official is appointed for any Borrower's business, or the business is terminated.

10.7 Lawsuits.   Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against any one or more of the Borrowers in an aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00) or more in excess of any insurance coverage.

10.8 Judgments.   Any judgments or arbitration awards are entered against any one or more of the Borrowers, or any one or more of the Borrowers enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Hundred Thousand and No/100 Dollars ($100,000.00) or more in excess of any insurance coverage.

10.9 Government Action.   Any government authority take action that the Bank
believes materially adversely affects any Borrower's financial condition or ability to repay.

10.10  Material Adverse Change.   A material adverse change occurs in any
Borrower's financial condition, properties or prospects, or ability to repay the extensions of credit under this Agreement.

10.11  Cross-default.   Any default occurs under any agreement in connection
with any credit any Borrower has obtained from anyone else or which any Borrower has guaranteed.

10.12  Default Under Related Documents.   Any guaranty, subordination agreement,
security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

10.13  Other Bank Agreements.   Any Borrower fails to meet the conditions of, or
fails to perform any obligation under any other agreement any Borrower has with the Bank or any affiliate of the Bank.

10.14  ERISA Plans.   The occurrence of any one or more of the following events
with respect to any Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject such Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or such Borrower's full or partial withdrawal from a Plan.

10.15  Other Breach Under Agreement.   Any Borrower fails to meet the conditions
of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.


11.  ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1 GAAP.   Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2 Nevada Law.   This Agreement is governed by Nevada law.

11.3 Successors and Assigns.   This Agreement is binding on the Borrowers' and
the Bank's successors and assignees. The Borrowers agree that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrowers with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrowers.

11.4 Arbitration.
(a) This paragraph concerns the resolution of any controversies or claims between any one or more of the Borrowers and the Bank, including but not limited to those that arise from:

      (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

     (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

    (iii) Any violation of this Agreement; or

     (iv) Any claims for damages resulting from any business conducted between any one or more of the Borrowers and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of any Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Nevada law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)  This provision does not limit the right of the Borrowers or the Bank to:

      (i) exercise self-help remedies such as setoff;

     (ii) foreclose against or sell any real or personal property collateral; or

    (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

          (A)  an interim remedy; and/or

          (B)  additional or supplementary remedies.

(h) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrowers or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

11.5 Severability; Waivers.   If any part of this Agreement is not enforceable,
the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6 Costs.   If the Bank incurs any expenses in connection with administering or enforcing this Agreement, or if the Bank takes collection action under this Agreement, it is entitled to costs and reasonable attorney's fees, including any allocated costs of in-house counsel.

11.7 Attorneys' Fees.   In the event of a lawsuit or arbitration proceeding, the
prevailing party is entitled to recover costs and reasonable attorneys' fees (including any allocated costs of in-house counsel) incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.

11.8 Joint and Several Liability.

(a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

(b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

(c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

(d) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

(e) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower.

(f) The Borrowers represent and warrant to the Bank that it will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

(g) Each Borrower waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11 of the U.S. Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement. Each Borrower waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

11.9 One Agreement.   This Agreement and any related security or other
agreements required by this Agreement, collectively:
(a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

(c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

11.10  Exchange of Information.   The Borrowers agree that the Bank may exchange
financial information about any Borrower with BankAmerica Corporation affiliates and other related entities.

11.11 Disposition of Schedules, Reports, Etc. Delivered by Borrower. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrowers. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

11.12  Returned Merchandise.   Until the Bank exercises its rights to collect
the accounts receivable as provided under any security agreement required under this Agreement, the Borrowers may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrowers or upon such other disposition of the merchandise by the debtor in accordance with the Borrowers' instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

11.13  Verification of Receivables.   The Bank may at any time, either orally or
in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

11.14  Indemnification.   The Borrowers agree to indemnify the Bank against, and
hold the Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house legal services) incurred by the Bank and arising from any contention whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrowers' sales or leases to or performance of services for debtors obligated upon the Borrowers' accounts receivable and disclosures in connection therewith. This indemnity will survive repayment of the Borrowers' obligations to the Bank and termination of this Agreement.

11.15  Notices.   All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing.

11.16  Headings.   Article and paragraph headings are for reference only and
shall not affect the interpretation or meaning of any provisions of this Agreement.

11.17  Counterparts.   This Agreement may be executed in as many counterparts as
necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

11.18  Prior Agreement Superseded.   This Agreement supersedes the Business Loan
Agreement (Receivables and Inventory) entered into as of May 1, 1996, between the Bank and the Borrowers, as such agreement has been amended from time to time prior to the date hereof, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA NEVADA                       AGRIBIOTECH, INC., a Nevada corporation

By: /s/ Bill Paredes                         By: /s/ John C. Francis
    ----------------                             -------------------
 Bill Paredes, Vice President                 John C. Francis, Vice President

                                             SCOTT SEED COMPANY, a Nevada corporation

                                             By: /s/ John C. Francis
                                                 -------------------
Address where notices to the Bank             John C. Francis, Vice President
are to be sent:
                                             SEED RESOURCE, INC., a Nevada corporation
Commercial Banking Division - South #2006
300 South Fourth Street, Second Floor        By: /s/ John C. Francis
Las Vegas, Nevada  89101                         -------------------
                                              John C. Francis, Secretary

                                             SEED MART, INC., a Nevada corporation

                                             By: /s/ John C. Francis
                                                 -------------------
                                              John C. Francis, Secretary

                                             HALSEY SEED COMPANY, a Nevada corporation

                                             By: /s/ John C. Francis
                                                 -------------------
                                              John C. Francis, Secretary

                                             ARNOLD-THOMAS SEED SERVICE, INC., a Nevada corporation

                                             By: /s/ John C. Francis
                                                 -------------------
                                              John C. Francis, Secretary

                                             CLARK SEEDS, INC., an Idaho corporation

                                             By: /s/ John C. Francis
                                                 -------------------
                                              John C. Francis, Secretary/Treasurer

                                             GERMAIN'S SEEDS, INC., a Nevada corporation

                                             By: /s/ John C. Francis
                                                --------------------
                                              John C. Francis, Secretary

                                             W-L RESEARCH, INC., a Nevada corporation

                                             By: /s/ John C. Francis
                                                 -------------------
                                              John C. Francis, Secretary

                                             Address where notices to the Borrower
                                             are to be sent:

                                             Quail Park West
                                             2700 Sunset Road, Suite 40
                                             Las Vegas, Nevada 89120
